UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2011

CRYO-CELL INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 749-2100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 31, 2011, the Board of Directors of Cryo-Cell International, Inc. (the “Company”) terminated its Chief Executive Officer and Chairman of the Board of Directors, Mercedes Walton.

On August 31, 2011, the Board of Directors of the Company appointed David I. Portnoy and Mark L. Portnoy as co-Chief Executive Officers.

David I. Portnoy, age 48, was appointed co-Chief Executive Officer of the Company effective August 31, 2011. Mr. Portnoy is also President of Focus Financial Corp., a private investment banking and venture capital firm that was formed in 1988. He also serves as President of Visual Investment Corp., a private investment firm. Mr. Portnoy has broad experience in venture capital investments, including two investments that subsequently went public, Daleen Technologies Inc. and Caribbean Cigar Company. Currently, Mr. Portnoy serves as Chairman of the Board of Directors of PartnerCommunity, Inc., which provides software and hardware integration solutions to telecommunication companies and which recently was awarded the Verizon 2010 Supplier Recognition Award for Outstanding Performance.  Mr. Portnoy has experience in financial markets and investment banking, as well as operational experience as the leader of a number of privately owned companies.

Mr. David Portnoy graduated Magna Cum Laude in 1984 from The Wharton School of Finance at the University of Pennsylvania where he earned a Bachelor of Science Degree in Economics with a joint major in finance and accounting.

David I. Portnoy is the brother of Mark L. Portnoy, a director of the Company and the co-Chief Executive Officer of the Company.

On August 31, 2011, the Board of Directors granted Mr. Portnoy an option to purchase 100,000 shares of the Company’s common stock, with a strike price of $2.90 per share, the closing price of the stock on the date of grant. The options vest in three tranches, with 33% of the options vesting on the date of grant; 33% vesting on the one-year anniversary of the date of grant; and 33% vesting on the two-year anniversary of the date of grant.

Mark L. Portnoy, age 47, was appointed co-Chief Executive Officer of the Company effective August 31, 2011. Mr. Portnoy has been engaged in managing his personal investments since April 1997. He currently serves on the boards of directors of PartnerCommunity, Inc., which provides software and hardware integration solutions to telecommunication companies, and uTIPu Inc., a private Internet-based business. From January 1995 to April 1997, Mark Portnoy was employed at Strome, Susskind Investments as its Chief Fixed Income Trader. From March 1986 until November 1991, Mr. Portnoy was employed at Donaldson, Lufkin & Jenrette Securities Corp. as a Fixed Income Arbitrage Trader, with a trading portfolio ranging in size from $1.0 billion to $7.0 billion. In addition to his finance experience, Mr. Portnoy’s experience also includes negotiating contracts for National Basketball Association (NBA) players totaling approximately $30 million.

Mr. Mark Portnoy graduated Phi Beta Kappa from the University of North Carolina at Chapel Hill with a degree in Economics in December 1985. Mark L. Portnoy is the brother of David I. Portnoy, a director of the Company and the co-Chief Executive Officer of the Company.

On August 31, 2011, the Board of Directors granted Mr. Portnoy an option to purchase 100,000 shares of the Company’s common stock, with a strike price of $2.90 per share, the closing price of the stock on the date of grant. The options vest in three tranches, with 33% of the options vesting on the date of grant; 33% vesting on the one-year anniversary of the date of grant; and 33% vesting on the two-year anniversary of the date of grant.

Item 8.01               Other Events

On August 30, 2011, the Company issued a press release that announced the six newly elected individuals to serve on the Company’s Board of Directors.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.                                Description
99.1	Press release dated August 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cryo-Cell International, Inc.
DATE: September 2, 2011	By:	/s/ David I. Portnoy
Co-Chief Executive Officer

EXHIBIT INDEX

Exhibit No.                                Description

99.1	Press release dated August 30, 2011